Exhibit 99.1

Vitesse Reports Results for Third Quarter Fiscal 2003

    CAMARILLO, Calif.--(BUSINESS WIRE)--July 22, 2003--Vitesse Semiconductor Corporation (Nasdaq:VTSS) ("Vitesse" or the "Company") today reported results for the third quarter of fiscal 2003 ended June 30, 2003. Revenues on a generally accepted accounting principles
(GAAP) basis in the third quarter of fiscal 2003 were $39.7 million (which excludes $3.4 million from discontinued operations, as discussed below), compared to $38.9 million in the third quarter of fiscal 2002 (which excludes $4.1 million from discontinued operations) and $38.1 million in the second quarter of fiscal 2003 (which excludes $2.0 million from discontinued operations). GAAP revenues for the nine months ended June 30, 2003 were $113.6 million (which excludes $8.0 million from discontinued operations), compared to $116.1 million in the nine months ended June 30, 2002 (which excludes $8.1 million from discontinued operations). Pro-forma revenues (which includes revenues from discontinued operations) in the third quarter of fiscal 2003 were $43.2 million, relatively unchanged from the $43.0 million in the third quarter of fiscal 2002 and an increase of 7% from the $40.2 million in the second quarter of fiscal 2003. Pro-forma revenues for the nine months ended June 30, 2003 were $121.6 million, a decrease of 2% from the $124.3 million in the nine months ended June 30, 2002.
    On a GAAP basis, net loss for the third quarter of fiscal 2003 was $95.0 million or $0.47 loss per share compared to net loss of $735.9 million or $3.71 loss per share in the third quarter of fiscal 2002 and net loss of $25.1 million or $0.12 per share in the second quarter of fiscal 2003. Net loss for the nine months ended June 30, 2003 was $131.2 million or $0.65 loss per share compared to net loss of $887.2 million or $4.48 loss per share for the nine months ended June 30, 2002.
    In the third quarter of fiscal 2003, the Company decided to discontinue its line of optical module products due to continued depressed levels of demand for these products. The Company is currently evaluating its options for this product line, including the possible sale to a third party of the related assets and operations. In the event that the Company is unsuccessful in entering into a sale transaction, it plans to cease operations of the optical module business and to terminate the related employees prior to September 30, 2003. In accordance with GAAP, results of operations for the optical module business have been recorded as discontinued operations for all periods presented. The net loss for the third quarter of fiscal 2003 includes $12.7 million in loss from discontinued operations, net of tax benefit. The Company has therefore recorded an impairment charge to write down the net book values of the assets and liabilities contemplated for sale to their estimated fair market values, as detailed below.
    In the third quarter of fiscal 2003, the Company also decided to close its 6-inch Gallium Arsenide (GaAs) wafer fabrication facility in Colorado Springs by the end of September 2003. In connection with this decision, the Company recorded a charge for severance and benefits in the third quarter of fiscal 2003 in the amount of $0.5 million. Additionally, the net book values of assets related to this facility have been written down to their estimated fair market values as of June 30, 2003.
    In connection with the above actions, we recorded the following non-cash charges in the third quarter of fiscal 2003 (in millions):


Write-down of assets of optical module business                $17.3
Write-down of GaAs manufacturing equipment and maintenance
 contracts                                                      27.4
Write-down of excess and obsolete GaAs inventories               6.8
Write-down of Colorado Springs building                         20.6
Total                                                          $72.1


    Pro-forma net loss for the third quarter of fiscal 2003 was $9.1 million or $0.04 loss per share, compared to pro-forma net loss of $20.6 million or $0.10 loss per share in the third quarter of fiscal 2002 and pro-forma net loss of $11.0 million or $0.05 loss per share in the prior quarter. Pro-forma net loss for the nine months ended June 30, 2003 was $32.9 million or $0.16 loss per share, compared to pro-forma net loss of $66.3 million or $0.34 loss per share in the nine months ended June 30, 2002. Pro forma net loss, as detailed in the attached reconciliation table, excludes the asset impairment and severance charges detailed above in connection with the discontinuation of our optical module product line and the closing of our Colorado Springs wafer fabrication facility, the amortization of intangible assets and acquisition-related deferred compensation, other severance and restructuring charges, as well as, in the case of the results for the nine months ended June 30, 2002 and 2003, gain on extinguishment of debt.
    Vitesse President and CEO Lou Tomasetta commented, "The decision to exit the optical module business was very difficult. While we were more optimistic about our growth prospects in this area a year ago, the overall market for these products has failed to materialize in a significant way. At the same time, we were incurring relatively high fixed costs to maintain the manufacturing operations associated with this product line. We came to the conclusion last quarter that continuing to run this unprofitable operation was not in the best interests of our shareholders. As a result of this action, even though we will lose a revenue stream going forward, savings in operating expenses will more than offset this loss, resulting in a net improvement to the bottom line starting in the first quarter of fiscal 2004, after the discontinuation of these operations has been completed."
    Mr. Tomasetta continued, "As discussed previously, for some time we have been evaluating alternatives for the Colorado Springs fab. Over the past few quarters, we tried to find a suitable buyer for this facility but were unable to identify an economically viable opportunity. I am very disappointed to see us lose some of our most talented and hard-working employees at both of these facilities. However, these are decisions dictated by the economic realities of the difficult environment we are currently in, and we believe they are in the best interests of our shareholders.
    "From a business standpoint, visibility is starting to improve gradually as our customers are now beginning to put their future needs in the form of orders rather than forecasts. We are seeing continued strength in design win activity, particularly for framer and switching products in the metro area. Revenue growth from the second quarter to the third was driven by incremental growth in all of the markets that we serve. We expect that revenues from continuing operations will increase by approximately $3 million in the fourth quarter of fiscal 2003. We are also forecasting our losses to decline, with our GAAP loss expected to be between $0.09 and $0.12 per share and pro-forma loss (excluding the amortization of intangible assets and acquisition-related deferred compensation and other severance and restructuring charges) to be between $0.03 and $0.04 per share in the fourth fiscal quarter," concluded Mr. Tomasetta.
    The Company will hold a conference call on July 22, 2003 at 2:00 p.m. PDT. A live web cast of the call will be available on Vitesse's Web site at www.vitesse.com. A replay of the web cast will be available on the Company's Web site after the call. Those without Internet access may listen to a live audio of the call by telephone by calling 1-888-201-8018 (United States and Canada) or 1-706-634-1300 (International). Conference name is "Vitesse Semiconductor Corporation." A telephone replay of the call will be available beginning at 5:00 p.m. PDT on July 22 and will run through July 29, 2003. Dial-in for the telephone replay is 1-706-645-9291, conference ID 1625253.

    About Vitesse

    Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

    Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results and the discontinuation of the optical module product line and the Colorado Springs GaAs fabrication facility. Our actual results could differ materially from our forward-looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market and the discontinuation of certain operations, difficulties in bringing new products to market and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward-looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2002.
    Vitesse provides pro-forma revenues, net loss and net loss per share in this press release, as additional information regarding its operating results. The Company believes that the additional pro-forma information is useful to investors for the performance of financial analysis. Management uses this information internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company's future periods. However, pro-forma information is not in accordance with, nor is it a substitute for, GAAP financial information. Please consult the reconciliation table immediately following the pro-forma Statement of Operations for a reconciliation of GAAP results to pro-forma results.


                   VITESSE SEMICONDUCTOR CORPORATION
                           FINANCIAL SUMMARY

Statement of Operations - GAAP basis  (unaudited)
(in thousands except per share data)

                      Three months ended           Nine months ended
                  June 30,   June 30,  Mar. 31,   June 30,   June 30,
                    2003       2002      2003       2003       2002

Revenues          $ 39,738  $  38,881  $ 38,132  $ 113,580  $ 116,128
Costs and
 expenses:
  Cost of
   revenues         23,312     39,150    16,160     55,648     93,004
  Engineering and
   development      27,170     36,495    26,609     79,937    112,506
  Selling,
   general and
   administrative   13,366     19,070    13,714     41,073     52,987
  Restructuring
   charge           49,083    541,278       336     49,419    605,853
  Amortization of
   intangible
   assets              881      1,359       881      2,643      4,278

Loss from
 continuing
 operations,
 before other
 income & income
 taxes             (74,074)  (598,471)  (19,568)  (115,140)  (752,500)
Other income
 (expense), net       (183)       678       238        754      2,593
Gain on
 extinguishment
 of debt               ---        ---       ---     16,550     17,098
Loss from
 continuing
 operations
 before income
 taxes             (74,257)  (597,793)  (19,330)   (97,836)  (732,809)
Income tax
 expense             8,004    130,795     2,263     12,910    137,136
Loss from
 continuing
 operations        (82,261)  (728,588)  (21,593)  (110,746)  (869,945)
Loss from
 discontinued
 operations, net
 of tax benefit    (12,732)    (7,316)   (3,553)   (20,442)   (17,242)
Net loss          $(94,993) $(735,904) $(25,146) $(131,188) $(887,187)

Net loss per
 share - basic
 and diluted:
   Continuing
    operations       (0.41)     (3.67)    (0.11)     (0.55)     (4.39)
   Discontinued
    operations       (0.06)     (0.04)    (0.01)     (0.10)     (0.09)
Net loss per
 share - basic
 and diluted      $  (0.47) $   (3.71) $  (0.12) $   (0.65) $   (4.48)

Weighted average
 shares-basic and
 diluted           203,704    198,459   201,694    201,921    198,017


Condensed Consolidated Balance Sheet Data - GAAP basis
(in thousands)
                                               June 30,  September 30,
                                                  2003        2002
                                              (unaudited)
Assets:
Cash and investments                           $223,011      $310,240
Accounts receivables, net                        36,203        37,153
Inventories, net                                 23,397        25,045
Prepaid expenses and other current assets         8,749         8,052
Property and equipment, net                      95,884       118,737
Restricted long-term deposits                    57,101        89,992
Goodwill and intangible assets                  178,149       165,802
Assets held for sale                              7,561        28,877
Other assets                                     30,095        43,361
  Total assets                                 $660,150      $827,259

Liabilities and Shareholders' Equity:
Accounts payable                               $ 16,820      $  8,502
Accrued expenses and other current liabilities   19,979        16,923
Accrued restructuring                            24,794        36,489
Accrued interest                                  1,666           433
Deferred gain                                    10,777         8,891
Income taxes payable                              1,077         1,123
Liabilities held for sale                         1,561         2,745
Other long-term liabilities                       5,640         1,091
Convertible debt, due March 2005                195,145       263,703
Minority interest                                 4,631         4,654
Shareholders' equity                            378,060       482,705
  Total liabilities and shareholders' equity   $660,150      $827,259


Supplemental reconciliation of GAAP revenue to pro-forma revenue:
(in thousands except per share data)

                      Three months ended           Nine months ended
                  June 30,   June 30,  Mar. 31,   June 30,   June 30,
                    2003       2002      2003       2003       2002

GAAP revenue      $ 39,738  $  38,881  $ 38,132  $ 113,580  $ 116,128

Revenue from
 discontinued
 operations          3,436      4,136     2,040      7,978      8,127
  Pro-forma
   revenue        $ 43,174  $  43,017  $ 40,172  $ 121,558  $ 124,255

Supplemental reconciliation of GAAP net loss to pro-forma net loss:

GAAP net loss     $(94,993) $(735,904) $(25,146) $(131,188) $(887,187)
Adjustments to
 net loss:
  Amortization of
   goodwill and
   from
   acquisitions        881      1,359       881      2,643      4,278
  Amortization of
   deferred
   compensation      5,442      5,723     5,475     16,464     21,092
  Accounts
   receivable
   impairment
   charge              ---      3,000       ---        ---      3,000
  Fixed asset
   impairment
   charge           48,078        ---       ---     48,078        ---
  Inventory
   obsolescence
   charge            6,808     18,500       ---      6,808     30,533
  Restructuring
   charge            1,005    541,278       336      1,341    605,853
  Gain on
   extinguishment
   of debt             ---        ---       ---    (16,550)   (17,098)
  Discontinued
   operations       12,732      7,316     3,553     20,442     17,242
  Tax adjustment    10,904    138,149     3,875     19,022    155,938
Pro-forma net
 loss             $ (9,143) $ (20,579) $(11,026) $ (32,940) $ (66,349)

GAAP net loss per
 share-diluted    $  (0.47) $   (3.71) $  (0.12) $   (0.65) $   (4.48)

Adjustment to net
 loss per share-
 diluted              0.43       3.61      0.07       0.49       4.14
Pro-forma net
 loss per share-
 diluted          $  (0.04) $   (0.10) $  (0.05) $   (0.16) $   (0.34)

Weighted average
 shares-diluted    203,704    198,459   201,694    201,921    198,017


Pro-forma Statement of Operations (unaudited)
(in thousands except per share data)

                        Three months ended          Nine months ended
                    June 30,  June 30,  Mar. 31,   June 30,   June 30,
                      2003      2002      2003       2003       2002

Revenues            $ 43,174  $ 43,017  $ 40,172  $121,558  $ 124,255
Costs and expenses:
  Cost of revenues    19,898    23,012    19,240    58,201     67,535
  Engineering and
   development        22,987    34,733    23,514    71,014    107,032
  Selling, general
   and
   administrative     13,753    16,602    14,112    42,261     51,108
Loss from
 operations          (13,464)  (31,330)  (16,694)  (49,918)  (101,420)
Other income
 (expense), net         (183)      615       238       754      2,393
Loss before income
 taxes               (13,647)  (30,715)  (16,456)  (49,164)   (99,027)
Income tax benefit    (4,504)  (10,136)   (5,430)  (16,224)   (32,678)
Net loss            $ (9,143) $(20,579) $(11,026) $(32,940) $ (66,349)
Weighted average
 shares - diluted    203,704   198,459   201,694   201,921    198,017
Net loss per share-
 diluted            $  (0.04) $  (0.10) $  (0.05) $  (0.16) $   (0.34)

    CONTACT: Vitesse Semiconductor Corporation
             Eugene F. Hovanec, 805-388-3700